UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2016

SNAP INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52176	20-3191847
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

320 W. 37th Street, 13th Floor New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 594-5050

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01           Entry into a Material Definitive Agreement.

Term Note

On July 18, 2016, Snap Interactive, Inc. (the “Company”) entered into a subordinated multiple advance term note (the “Term Note”) with A.V.M. Software, Inc. (the “Lender”), pursuant to which the Lender agreed to advance to the Company, upon the Company’s request and subject to the terms and conditions set forth in the Term Note, up to $250,000. The Term Note matures on July 18, 2017, subject to certain exceptions, and advances under the Term Note shall bear interest at a rate of 8.0% per annum. The Company may prepay amounts due under the Term Note without penalty, but the Company may not reborrow any principal amount that has been repaid. As of July 22, 2016, the Company had borrowed $200,000 available under the Term Note.

The Term Note also contains customary events of default, including, among other things, payment defaults, breaches of covenants, cross-defaults and bankruptcy and insolvency events, subject to grace periods in certain instances. Upon an event of default, the Lender may declare all of the outstanding obligations of the Company under the Term Note to be immediately due and payable, and exercise any other rights provided for under the Term Note.

Security Agreement

In connection with the entry into the Term Note, on July 18, 2016, the Company entered into a security agreement (the “Security Agreement”) with the Lender, which such Security Agreement will not become effective until, among other things, the Company’s 12% Senior Secured Convertible Note due February 13, 2017 in the original aggregate principal amount of $3,000,000 is paid in full. Upon the effectiveness of the Security Agreement, the Company’s obligations under the Term Note will be secured by a first priority security interest in all of the assets and property of the Company, including 65% of the capital stock and other equity interests of SNAP Mobile Limited, the Company’s wholly owned subsidiary.

Section 2 – Financial Information

Item 2.03           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 22, 2016

SNAP INTERACTIVE, INC.

		By:	/s/ Alexander Harrington
Alexander Harrington
Chief Executive Officer and Chief Financial Officer

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